EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Oritani Financial Corp.

We consent to the use in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated September 6, 2006 with respect to the consolidated balance sheets of Oritani Financial Corp. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the years in the three-year period ended June 30, 2006, included herein and to the reference to our firm under the heading “EXPERTS” in the prospectus.

/s/ KPMG LLP
Short Hills, New Jersey
September 11, 2006